EXHIBIT 99.1

Dinatrum Novofuel’s Patent to produce Hydrogen is currently utilized in various indirect forms as PEM-Proton Exchange Membrane

MONTREAL, Feb. 18, 2020 (GLOBE NEWSWIRE) -- Dinatrum/Alumifuel Power Corporation ("Dinatrum" or the "Company") (OTC Markets: AFPW) February 18, 2020, Mr. Pedro Villagran-Garcia, President & CEO would like to mention that we would like to update some of our former customers and shareholders that our company has a full line of solutions to produce hydrogen outdoors. Some of them were fully developed into pilot plants and prototypes, and others are still in development stage.

The utilization of PEM-Proton Exchange Membrane is a method to produce hydrogen that has advanced substantially and that currently is being used by various hydrogen distributors. Although most of the hydrogen consumed derives from Propane Gas, most of Novofuel’s products are used to produce hydrogen in the outdoors.  It is all a matter of production efficiency as thousands of products are utilizing Hydrogen Fuel.

We look forward to coordinate efforts on these with our customers and with people that used to work for us.

We are currently working on producing Financial Statements in order to make the necessary filings with OTC Markets to bring the company Pink Current.

The Company’s name change, and new trading symbol will be effective in the over-the-counter markets when FINRA has completed its review of the Company’s application for the name change.

DINATRUM, INC./ALUMIFUEL POWER CORPORATION
DINATRUM is a Real Estate Investment Trust with projects within North America. Dinatrum holds a Hydrogen Production Patent amongst other technologies to enable the production of Hydrogen in the Outdoors.

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On behalf of the Board,

Pedro Villagran-Garcia,
President & CEO
Dinatrum

For further information, please contact the company at 1-514-432-7746 or by email at info@dinatrum.com

Forward Looking Statements
Certain information contained in this press release, including any information as to our strategy, plans or future financial or operating performance and other statements that express management's expectations or estimates of future performance, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, are forward-looking statements. The words "believe," "expect," "will," "anticipate," "contemplate," "target," "plan," "continue," "budget," "may," "intend," "estimate," "project" and similar expressions identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.